FOR IMMEDIATE RELEASE

Qorvo® Updates Third Quarter Fiscal 2019 Outlook

GREENSBORO, NC — November 13, 2018 — Qorvo® (Nasdaq:QRVO), a leading provider of innovative RF solutions that connect the world, today announced it expects revenue for the third quarter of fiscal 2019 to be in the range of $800 million and $840 million, compared to its previous forecast of $880 million to $900 million, due to recent demand changes for flagship smartphones. Qorvo’s forecast of demand from China-based handset manufacturers remains measured and largely unchanged. Qorvo’s current forecast of demand across markets served by Qorvo’s Infrastructure and Defense Products (IDP) segment are tracking within the range of its prior expectations.

Qorvo currently forecasts non-GAAP gross margin in the third quarter to be approximately 49.5%, compared to its original forecast of approximately 50%, due primarily to lower factory utilization. Non-GAAP operating expenses are projected to be approximately $161 million, down $4 million from the previous third quarter forecast, on expense control and lower incentive compensation. Non-GAAP diluted EPS for the third quarter of fiscal 2019 is expected to be $1.70 at the midpoint of guidance, compared to the previous forecast of $1.95.

In the March 2019 quarter, Qorvo currently expects sequential revenue to be down less than 10%.

Qorvo's revised GAAP expectation for revenue and non-GAAP expectations for gross margin and diluted earnings per share for the third quarter of fiscal 2019, along with the prior guidance provided in Qorvo’s second quarter of fiscal 2019 earnings release, issued October 31, 2018, are provided in the table below.

Updated and prior expectations for the December 2018 quarter:

	Updated	Prior
Revenue	Range of $800 million to $840 million	Range of $880 million to $900 million
Gross margin	Approximately 49.5%	Approximately 50%
Diluted earnings per share	$1.70 at the midpoint of guidance	$1.95 at the midpoint of guidance

Qorvo’s actual quarterly results may differ from these expectations and projections, and such differences may be material.

Qorvo company executives are scheduled to present at the Barclays Global Technology, Media and Telecommunications Conference on Thursday, December 6, 2018, at 11:30 am Pacific Time. A live audio webcast of the Barclays presentation will be available on Qorvo’s website, at http://www.qorvo.com (under “Investors”).

About Qorvo

Qorvo (NASDAQ:QRVO) makes a better world possible by providing innovative Radio Frequency (RF) solutions at the center of connectivity. We combine product and technology leadership, systems-level expertise and global manufacturing scale to quickly solve our customers’ most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including advanced wireless devices, wired and wireless networks and defense radar and communications. We also leverage unique competitive strengths to advance 5G networks, cloud computing, the Internet of Things, and other emerging applications that expand the global framework interconnecting people, places and things. Visit www.qorvo.com to learn how Qorvo connects the world.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries. All other trademarks are the property of their respective owners.

This press release contains forward-looking non-GAAP gross margin and diluted earnings per share financial measures. We provide these non-GAAP financial measures to investors on a prospective basis for the same reasons that we provide them to investors on a historical basis. We are unable to provide a reconciliation of the forward-looking non-GAAP financial measures to the most directly comparable forward-looking GAAP financial measures without unreasonable effort due to variability and difficulty in making accurate projections for items that would be required to be included in the GAAP measures, such as stock-based compensation, integration related costs, restructuring charges and the provision for income taxes. We believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For more information regarding our use of non-GAAP financial measures, see our earnings releases available on our website at www.qorvo.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under U.S. federal securities laws. Our business is subject to numerous risks and uncertainties, including those relating to fluctuations in our operating results, our dependence on a few large customers for a substantial portion of our revenue, a loss of revenue if contracts with the U.S. government or defense and aerospace contractors are canceled or delayed, our ability to implement innovative technologies, our ability to bring new products to market and achieve design wins, the efficient and successful operation of our wafer fabrication and other facilities, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, variability in manufacturing yields, industry overcapacity, inaccurate product forecasts and corresponding inventory and manufacturing costs, dependence on third parties, our dependence on international sales and operations, our ability to attract and retain skilled personnel and develop leaders, the possibility that future acquisitions may dilute our stockholders' ownership and cause us to incur debt and assume contingent liabilities, fluctuations in the price of our common stock, our ability to protect our intellectual property, claims of intellectual property infringement and other lawsuits, security breaches and other similar disruptions compromising our information, and the impact of government and stringent environmental regulations. These and other risks and uncertainties, which are described in more detail in Qorvo's most recent Annual Report on Form 10-K and in other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

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